                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-3AC

                                 TERMS AGREEMENT

                                                        Dated: February 23, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of February 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2004-3AC.

Terms of the Series 2004-3AC Certificates: Structured Adjustable Rate Mortgage Loan, Series 2004-3AC Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class AX, Class PAX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class AX, Class PAX, Class B1, Class B2, Class B3 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-106925.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class AX, Class PAX and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class A3 Certificates be rated "AAA" by S&P; the Class B1 Certificates be rated "AA" by S&P; the Class B2 Certificates be rated "A" by S&P and the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     February 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about February 27, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                          LEHMAN BROTHERS INC.


                                          By:  ___________________________
                                               Name:    Stanley P. Labanowski
                                               Title:   Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By: _____________________________
    Name:    Michael C. Hitzmann
    Title:   Vice President


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                                   Schedule 1

            Class                   Initial Certificate              Certificate                Purchase Price
            -----                   Principal Amount(1)             Interest Rate                 Percentage
                                    -------------------             -------------                 ----------
              A1                       $598,773,000                   4.94%(2)                       100%
              A2                       $200,000,000                   4.92%(2)                       100%
              A3                        $12,000,000                   4.92%(2)                       100%
              AX                            (3)                       4.93%(3)                       100%
             PAX                            (3)                       4.93%(3)                       100%
              B1                        $28,032,000                 Adjustable(4)                    100%
              B2                        $8,193,000                  Adjustable(4)                    100%
              B3                        $4,743,000                  Adjustable(4)                    100%
              R                            $100                     Adjustable(4)                    100%

__________
(1)  These balances are approximate, as described in the prospectus supplement.

(2) The Class A1, Class A2 and Class A3 Certificates will bear interest based on the interest rate specified above on or prior to the distribution date in November 2008, subject to adjustment as described in the prospectus supplement. Beginning with the distribution date in December 2008, the Class A1, Class A2 and Class A3 Certificates will bear interest at the Net WAC, as described in the prospectus supplement.

(3) The Class AX and Class PAX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement. With respect to any distribution date on or prior to November 2008, the amount of interest payable to each of the Class AX and Class PAX Certificates is subject to adjustment as described in the prospectus supplement. After the distribution date in November 2008, the Class AX and Class PAX Certificates will no longer be entitled to receive distributions of any kind.

(4) On or prior to the distribution date in November 2008, the Class R, Class B1, Class B2 and Class B3 Certificates will bear interest at a rate equal to the lesser of (x) approximately 4.935% and (y) the adjusted Net WAC. Beginning with the distribution date in December 2008, the Class R, Class B1, Class B2 and Class B3 Certificates will bear interest at the Net WAC, as described in the prospectus supplement.